Exhibit 99

Press Release

Superior Energy Services, Inc. Acquires Workstrings, LLC

HARVEY, La.--(BUSINESS WIRE)--Sept. 5, 2001--Superior Energy Services, Inc. (NYSE: SPN) today announced the acquisition of Workstrings, LLC and its related company Technical Limit Drillstrings, Inc. ("Workstrings"), a privately-held Lafayette, La.-based provider of rental tubulars, accessories and services.

Workstrings rents high quality drill pipe, heavyweight drill pipe, drill collars and landing strings used to support casing strings as they are lowered into deepwater wells and a complete line of drill string accessories, including subs, pup joints, valves, blowout preventors and elevators and slips. In addition, Workstrings has a staff of petroleum engineers who provide project planning services. The Company operates in the Gulf of Mexico market area from its Lafayette, La. facility and in the Scotian Shelf and Jeanne D'Arc Basin market areas off the eastern coast of Canada from its St. John's, Newfoundland and Halifax, Nova Scotia locations.

"We are pleased to add Workstrings to our rental tools group," said Terry Hall, President and CEO of Superior. "Workstrings provides quality equipment to a wide variety of customers in multiple markets. In addition, the company provides value-added engineering services. Workstrings' experienced management team does an excellent job of anticipating market trends as it pertains to new challenges, products and geographic markets. We believe this acquisition will assist us in expanding our customer base and further penetrating new market areas."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

Contact:

     Superior Energy Services Inc., Harvey
     Terence Hall, Robert Taylor,
     or Greg Rosenstein, 504/362-4321